News Release	The Procter & Gamble Company One P&G Plaza Cincinnati, OH 45202

FOR IMMEDIATE RELEASE

CHARLES LEE AND RALPH SNYDERMAN RETIRE FROM P&G BOARD

CINCINNATI, April 20, 2010 – The Procter & Gamble Company (NYSE:PG) announced today that Charles R. Lee and Ralph Snyderman M.D, in accordance with the company's customary retirement age for directors, retired from the board effective at the conclusion of the April 19, 2010 meeting of P&G's Board of Directors. Mr. Lee has been a Director since 1994 and Dr. Synderman has been a Director since 1995.  They both celebrated their 70th birthdays recently.
“Chuck and Ralph have served P&G’s board with distinction for more than 15 years.  Their insights, counsel and leadership have been invaluable,” said Bob McDonald, P&G’s chairman of the board, president and chief executive officer.  “We will miss them both but wish them continued success.”
Mr. Lee was Chair of P&G’s Audit Committee as well as a member of the Compensation & Leadership Development Committee.   He is the retired Chairman of the Board and Co-Chief Executive Officer of Verizon Communications Inc.  He is also a Director of The DIRECTV Group, Marathon Oil Corporation, United Technologies Corporation and U.S. Steel Corporation.
Dr. Snyderman was Chair of P&G’s Innovation & Technology Committee and a member of the Audit Committee.  He is Chancellor Emeritus, James B. Duke Professor of Medicine at Duke University. He is also a Director of Targacept Inc. and a Venture Partner of New Enterprise Associates.
Current Director, Patricia A. Woertz, has been designated Chair of P&G’s Audit Committee while Chair of P&G's Innovation & Technology Committee will be taken by current Director, Scott D. Cook.

About Procter & Gamble
Four billion times a day, P&G brands touch the lives of people around the world. The company has one of the strongest portfolios of trusted, quality, leadership brands, including Pampers®, Tide®, Ariel®, Always®, Whisper®, Pantene®, Mach3®, Bounty®, Dawn®, Gain®, Pringles®, Charmin®, Downy®, Lenor®, Iams®, Crest®, Oral-B®, Duracell®, Olay®, Head & Shoulders®, Wella®, Gillette®, Braun® and Fusion®. The P&G community includes approximately 135,000 employees working in about 80 countries worldwide. Please visit http://www.pg.com for the latest news and in-depth information about P&G and its brands.
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P&G Media Contact:  Paul Fox, 513.983.3465